Exhibit 99.1

Republic Bancorp, Inc. Increases its Common Stock Cash Dividends Paid for the 26th Consecutive Year

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 24, 2024--Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company, today announced a 9% increase in the Company’s quarterly cash dividends. The quarterly cash dividend of $0.407 per share of Class A Common Stock and $0.37 per share on Class B Common Stock will be payable April 19, 2024, to shareholders of record as of March 15, 2024. The increased cash dividend results in an annualized dividend yield for the Class A Common stock of 3.20% based upon the stock’s closing price on January 23, 2024.

“We are excited to announce an increase in our quarterly cash dividends for the 26th consecutive year. We are extremely proud of our on-going success and delighted that we can once again share in this success with our shareholders through an increased dividend,” commented Logan Pichel, CEO for Republic Bank.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 47 banking centers in communities within five metropolitan statistical areas (“MSAs”) across five states: 22 banking centers located within the Louisville MSA in Louisville, Prospect, Shelbyville, and Shepherdsville in Kentucky, and Floyds Knobs, Jeffersonville, and New Albany in Indiana; six banking centers within the Lexington MSA in Georgetown and Lexington in Kentucky; eight banking centers within the Cincinnati MSA in Cincinnati and West Chester in Ohio, and Bellevue, Covington, Crestview Hills, and Florence in Kentucky; seven banking centers within the Tampa MSA in Largo, New Port Richey, St. Petersburg, Seminole, and Tampa in Florida; and four banking centers within the Nashville MSA in Franklin, Murfreesboro, Nashville and Spring Hill, Tennessee. In addition, Republic Bank Finance has one loan production office in St. Louis, Missouri. The Bank offers internet banking at www.republicbank.com. As of December 31, 2023, the Company had approximately $6.6 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Contacts

Steve Trager
Executive Chair
502-584-3600